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                                                                    EXHIBIT-23.1


                              ACCOUNTANTS' CONSENT


The Board of Directors
General Growth Properties, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37383, 333-41603,
333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569, 333-84419,
333-88813, 333-88819 and 333-91621) on Form S-3 and the registration statements (Nos. 33-79372, 333-07241, 333-11237, 333-28449, 333-74461 and 333-79737) on
Form S-8 of General Growth Properties, Inc. of our report dated August 30, 2002, with respect to the Statement of Revenues and Certain Expenses of the properties owned by Victoria Ward, Limited ("Statement") for the year ended December 31, 2001, which report appears in the Form 8-K/A of General Growth Properties, Inc. dated July 10, 2002 (as executed on September 20, 2002). Such report contains a paragraph that states the Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, that material amounts, as described in note 1(b) to the Statement that would not be comparable to those resulting from the proposed future operations of the properties owned by Victoria Ward, Limited are excluded, and the Statement is not intended to be a complete presentation of revenues and expenses of the properties owned by Victoria Ward, Limited.



/s/ KPMG LLP




Honolulu, Hawaii
September 20, 2002


                                       S-1